EXHIBIT 99.1

Hemlock Federal Financial Corporation Announces Second Quarter Earnings

              OAK FOREST, Illinois, July 22, 2003 -- Hemlock Federal Financial Corporation (the 'Company') (NASDAQ: HMLK) the holding company for Hemlock Federal Bank for Savings (the 'Bank'), today announced earnings for the second quarter ended June 30, 2003, of $.46 per share, as compared to $.59 per share for the same quarter one year ago. Diluted earnings per share as of June 30, 2003 were $.43 for the quarter, as compared to $.56 per share for the same quarter one year ago.

               Net income was $415,000 for the quarter ended June 30, 2003, compared to net income of $520,000 for the quarter ended June 30, 2002. Net income for the six month period ended June 30, 2003 was $861,000 compared to $1.05 million for the same period one year ago.

               Net interest income for the quarter ended June 30, 2003 totaled $1.55 million, compared to $1.97 million for the same period one year ago, a decrease of $420,000. During the three months ended June 30, 2003, total interest income decreased by $616,000 compared to the same period one year ago, primarily as a result of a decrease in yields on interest-earning assets. Total interest expense decreased by $202,000, due primarily to a decrease in the cost of both deposits and borrowed money. The decreases in both the yield on interest-earning assets and the cost of funds are due to the significant decrease in interest rates, which has taken place during the past six months.

               Non-interest income increased to $606,000 for the three months ended June 30, 2003, from $447,000 for the same period one year ago. The $159,000 increase is partially attributable to an increase in the gain on the sale of securities in the amount of $131,000. In addition, $67,992 in non-interest income for the period ended June 30, 2003 is attributable to the income from Bank Owned Life Insurance, which was purchased in the third quarter of 2002. Finally, an increase in service charges of $70,000 for the period ended June 30, 2003 also contributed to the overall increase in non-interest income. The increase in service charges was attributable to the increase in fees associated with both increased loan originations as well as increased fees on checking accounts. These increases were partially offset by a recovery in the value of loans held for sale in the amount of $76,000 which took place during the second quarter ended June 30, 2002, while no such recovery took place during the period ended June 30, 2003.

               Non-interest expense increased to $1.62 million for the three months ended June 30, 2003, from $1.61 million for the same period one year ago. The increase of $10,000 is due primarily to an increase in compensation expense. In addition income taxes for the quarter ended June 30, 2003 decreased from $278,000 to $126,000, a decrease of $152,000. While this decrease is primarily attributable to the decrease in net income before taxes, a portion of the decrease is also due to the tax exempt status of income earned from the previously mentioned investment in Bank Owned Life Insurance.

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               Total assets increased to $324.86 million as of June 30, 2003, from $316.16 million as of December 31, 2002, an increase of $8.70 million. Securities held to maturity decreased by $19.11 million, while securities available for sale increased by $49.62 million. Cash and cash equivalents decreased from $28.20 million as of December 31, 2002 to $16.15 million as of June 30, 2003. Loans receivable decreased to $140.17 million as of June 30, 2003 from $147.44 million as of December 31, 2002, due primarily to the acceleration in refinance activity, particularly from loans obtained through the acquisition of Midwest Savings Bank, which took place in June of 2000. Total deposits increased to $209.26 million as of June 30, 2003 from $201.73 million as of December 31, 2001, an increase of $7.53 million. Total borrowings increased from $89.06 million as of December 31, 2002, to $89.21 million as of June 30, 2003.

               Shareholders' equity increased to $21.77 million as of June 30, 2003 from $21.48 million as of December 31, 2002. The increase of $290,000 is primarily due to the income earned during the first six months, partially offset by dividends paid as well as a decrease in the valuation of the available for sale portfolio.

               Commenting on the Company's performance, President Michael Stevens stated, "Earnings continue to be negatively impacted during the second quarter by the historically low interest rate environment. There has been considerable pressure on interest margins as loan refinances and securities prepayments have continued to escalate. We have adopted a conservative policy of reinvesting cash flows into shorter duration securities and loans in anticipation of higher interest rates in the coming months. On a positive note, we are pleased with both the continued growth in deposits as well as the increase in non interest income we have achieved thus far this year."

Hemlock Federal Financial Corporation

Selected Financial Condition Data	At June 30, 2003	At December 31, 2002
	(In Thousands)

Total Assets	$324,859	$316,161
Cash & cash equivalents	16,145	28,204
Loans Receivable, net	140,174	147,436
Loans held for sale	83	-
Securities available-for-sale	86,507	39,885
Securities held-to-maturity	58,330	77,444
Deposits	209,258	201,725
Borrowings	90,259	89,060
Total Shareholders' Equity	21,770	21,484

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	Three Months Ended June 30,		Six Months Ended June 30,
	(In Thousands)
Selected Operations Data	2003	2002	2003	2002

Interest income	$3,482	$4,098	$7,210	$8,206
Interest expense	1,931	2,133	3,930	4,318
Net interest income	1,551	1,965	3,280	3,888

Provision for loan losses	0	0	0	0
Net interest income after
provision for loan losses	1,551	1,965	3,280	3,888
Total non-interest income	606	447	1,190	872
Total non-interest expense	1,616	1,614	3,271	3,165
Income before taxes	541	798	1,199	1,595
Income Taxes	126	278	338	546
Net Income	$ 415	$ 520	$ 861	$1,049

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Financial Ratios (Annualized)	2003	2002	2003	2002

Performance Ratios:
Return on average assets	0.52%	0.70%	0.54%	0.71%
Return on average equity	7.67%	10.18%	7.97%	10.20%
Equity to total assets
at end of period:	6.70%	6.89%	6.70%	6.89%
Interest rate spread
at end of period:	2.18%	3.19%	2.18%	3.19%
Net interest margin	2.16%	2.61%	2.21%	2.63%
Average interest-earning assets to
average interest bearing liabilities	103.58%	104.79%	103.21%	104.62%
Efficiency Ratio	74.92%	67.07%	73.18%	66.46%
Noninterest expense
to average assets	2.01%	2.19%	2.05%	2.13%

Asset Quality Ratios:
Non-performing assets to
total assets at end of period	0.08%	0.09%	0.08%	0.09%
Allowance for loan losses
to non-performing loans	369.85%	361.57%	369.85%	361.57%
Allowance for loan losses
to total loans receivable, net	0.69%	0.66%	0.69%	0.66%

Per Share Information:
Book value per share outstanding:	$23.92	$23.33	$23.92	$23.33
Basic earning per share	0.46	0.59	0.96	1.18
Diluted earning per share	0.43	0.56	0.89	1.14
Dividend declared	0.16	0.15	0.32	0.28

(1)	Efficiency ratio = (Total non-interest expense/(Net interest income and Non-interest income)).
(2)	Book value per share outstanding = (Total Stockholders' Equity/Total shares issued less treasury shares, unearned ESOP shares and unearned MRP shares).

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